Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES NEW CREDIT FACILITY

TORONTO – November 2, 2009 - SunOpta Inc. ("the Company" or "SunOpta") (Nasdaq: STKL) (TSX: SOY) today announced that the Company has entered into an amended and restated credit agreement (the "Facility") with a syndicate of lenders, led by The Bank of Montreal as agent.

The Facility provides for asset-based, revolving credit facilities of up to US $80 million and CDN $20 million respectively, subject to borrowing base availability. The Company will also have term debt outstanding under the Facility totaling US $45 million. Revolving and non-revolving acquisition lines which existed in the Company’s previous facilities have been replaced by increased availability under the revolving credit lines in the new Facility. The Facility has a maturity of three years from the date of closing and provides borrowing capacity equal to amounts that existed under the previous loan agreement.

Interest on borrowings under this Facility accrue at the Company’s option based on various reference rates including Canadian bank prime, U.S. bank prime and/or LIBOR, plus applicable margin, and it is anticipated that the Company will realize lower borrowing rates versus current facilities based on revised interest rate grids associated with the new Facility combined with the effect of the Company’s improved financial position. The applicable margin is based on certain financial ratios, calculated in accordance with the terms of the Facility. The Company's obligations under the Facility are collateralized by substantially all of its assets in which a security interest may lawfully be granted. Additional details related to the Facility and a copy of the restated credit agreement will be set forth in the Company’s Form 8-K to be filed with the SEC.

Eric Davis, Vice President and Chief Financial Officer of SunOpta Inc. commented, "We are extremely pleased to have finalized our new syndicated banking arrangements. Completion of this new three year financing arrangement is another important step for our Company as we continue to solidify our financial position. We believe this new Facility, combined with our ongoing focus on improving operating margins and return on assets employed and aggressively managing working capital will provide the Company with the liquidity and flexibility to support our long-term goals and commitments."

About SunOpta Inc.

SunOpta Inc. is an operator of high-growth ethical businesses, focusing on integrated business models in the natural and organic foods and natural health markets. The Company has three business units: the SunOpta Food Group, which specializes in sourcing, processing and distribution of natural and organic food products integrated from seed through packaged products; Opta Minerals Inc. (TSX:OPM - 66.5% owned by SunOpta), a producer, distributor, and recycler of environmentally friendly industrial materials; and SunOpta BioProcess Inc. which engineers and markets proprietary steam explosion technology systems for the bio-fuel, pulp and food processing industries. Each of these business units has proprietary products and services that give it a solid competitive advantage in its sector.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, management's expectations of lower borrowing costs and improved financial position under the new facility and regarding future benefits of the Company’s ability to improve operating margins, return on assets employed and aggressively manage working capital to support long-term goals and commitments. The terms and phrases "we believe", "anticipated", "will", "focus", "we continue" and other similar terms and phrases are intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, , consumer trends, preferences and spending patterns, product pricing levels, current customer demand, competitive intensity, cost rationalization, product development initiatives and supply contracts. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, restrictive covenants in the new Facility which govern how we operate our business and that our business may be materially and adversely affected if we are unable to comply with these covenants plus other risks as described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

SunOpta Inc.

Jeremy N. Kendall, Chairman
Steve Bromley, President & CEO
Eric Davis, Vice President & CFO
Tony Tavares, Vice President & COO
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext 103
susan.wiekenkamp@sunopta.com
Website: www.sunopta.com